EXHIBIT 99.2

FISCAL YEAR 2008 COO AND EXECUTIVE VP BONUS PLAN

(1).	Participant

COO, EVP’S

(2).	Maximum Available

Up to 55% of COO, 50% of EVP’s base salary.

(3).	Bonus Pool

The amount of Base Bonus Pool received will be calculated based on the following Performance Areas: Business Development, R&D Clinical Development, Sales & Marketing, Common Stock Performance and Corporate Finance. The relative weighting of each area has been determined by management and the Compensation Committee, and the total of all areas in Section 4 is equal to 70% of the Base Bonus Pool.

In addition, up to 30% of the Base Bonus Pool will be allocated by the CEO based on the annual COO/ EVP Evaluation which will be based on individual goals, agreed to at the beginning of the fiscal year by the CEO, relating to the Executive Officer’s performance.

(4).	Computation of Performance Areas

	Goal	Percentage of Total
a.	Achieve 100% of Vantas sales goal or	13.75%
	85% of Vantas sales goal	(7.5)%

b.	Achieve 100% of Supprelin-LA sales goal or	13.75%
	85% of Supprelin-LA sales goal	(7.5)%

c.	Obtain FDA approval of NEBIDO	25.0%

d.	Initiate Phase 3 trial of octreotide implant	10.0%

e.	Out license ALKS 27	7.5%
f.	Out license one non-core product	7.5%
g.	Out license Vantas for Europe	7.5%

h.	Cash management:	15.0%
	Achieve end-of-year cash balance (excluding any potential proceeds from corporate financing) at or favorable to board-approved FY 2008 Plan

(5).	Calculation and Payment

A recommended calculation of the bonus will be made by management and will be reviewed and approved by the Compensation Committee. Bonuses may be paid periodically during the fiscal year upon attainment of goals, but not later than October 31, 2008. Payment will be made only to recipients who are still employees of the Company at the time of payment of the bonuses or October 31, 2008, whichever is earlier.